Exhibit 3.1

ARTICLES OF AMENDMENT

of

HEALTHCARE TRUST OF AMERICA, INC.

(a Maryland stock corporation)

Healthcare Trust of America, Inc., a Maryland stock corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Article I of the charter of the Corporation (the “Charter”) is hereby amended to change the name of the Corporation to:

Healthcare Realty Trust Incorporated

SECOND: The foregoing amendment to the Charter has been approved by a majority of the entire Board of Directors of the Corporation and is limited to a change expressly authorized by Section 2-605 of the Maryland General Corporation Law to be made without action by the stockholders.

THIRD: These Articles of Amendment shall become effective at 4:30 p.m. ET on July 20, 2022.

FOURTH: The undersigned President and Chief Executive Officer of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned President and Chief Executive Officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[Signature page follows]

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its President and Chief Executive Officer and witnessed by its Chief Financial Officer on July 19, 2022.

ATTEST:		Healthcare Trust of America, Inc.

By:	/s/ Robert A. Milligan	By:	/s/ Peter N. Foss (SEAL)
Name:	Robert A. Milligan	Name:	Peter N. Foss
Title:	Chief Financial Officer	Title:	Interim President and Chief Executive
Officer

[Signature Page to Articles of Amendment]